As filed with the Securities and Exchange Commission on January 21, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVNET, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York	2211 South 47th Street	11-1890605
(State or Other Jurisdiction of Incorporation or Organization)	Phoenix, Arizona 85034 (Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

AVNET, INC. 2003 STOCK COMPENSATION PLAN
(Full Title of the Plans)

David R. Birk	Copies to:
Senior Vice President and General Counsel Avnet, Inc. 2211 South 47th Street Phoenix, Arizona 85034 (480) 643-2000	David I. Schiller, Esq. Gibson, Dunn & Crutcher LLP 2100 McKinney Avenue, Ste 1100 Dallas, Texas 75201 (214) 698-3100

(Name and Address of Agent For Service)

(480) 643-2000
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee(2)

Common Stock, $1.00 par value per share	6,000,000 shares	$23.58	$141,480,000	$11,445.73

(1)	Pursuant to Rule 416(c) under the Securities Act, there is also being registered such additional shares of Common Stock that become available under the foregoing plan in connection with changes in the number of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding Shares are converted or exchanged.

(2)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act of 1933 based upon the average high and low prices for the Common Stock on January 13, 2004, which was $23.58.

INTRODUCTION

          This Registration Statement on Form S-8 is filed by Avnet, Inc., a New York corporation (the “Registrant” or the “Company”) relating to 6,000,000 shares of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), to be issued under the Company’s 2003 Stock Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The information required in Part I of this Registration Statement is included in the prospectus for the 2003 Stock Compensation Plan, which the Company has excluded from this Registration Statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents previously filed with the Securities and Exchange Commission (“Commission”) are hereby incorporated by reference into this Registration Statement:

1.	The Company’s most recent Annual Report on Form 10-K for the fiscal year ended June 27, 2003, filed on September 16, 2003.

2.	The Company’s Quarterly Report on Form 10-Q for the first fiscal quarter ended October 4, 2003, filed on November 14, 2003.

3.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Form 10-K referenced above, which on the date this Form S-8 is filed are the Company’s Current Reports on Form 8-K bearing cover dates of July 14, 2003, July 30, 2003 and September 15, 2003.

4.	The description of the Common Stock set forth in the Company’s registration statement for such Common Stock filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that the Company has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Company files such report or document. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement. The Registrant’s file number with the Commission is 1-4224.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          Certain matters with respect to the shares of Common Stock being registered hereunder are being passed upon by David R. Birk, Esq., whose opinion is filed as Exhibit 5 to this Registration Statement. Mr. Birk is Senior Vice President and General Counsel of the Registrant and the beneficial owner of 211,809 shares of the Registrant’s Common Stock, including 201,250 shares issuable upon exercise of employee stock options.

Item 6. Indemnification of Directors and Officers.

          Section 6.6 of the Registrant’s By-laws provides as follows:

          The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of any other enterprise which any director or officer of the Corporation served in any capacity, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation or serves or served such other enterprise in any capacity at the request of the Corporation. Expenses incurred by any such person in defending any such action or proceeding shall be paid or reimbursed by the Corporation in advance of the final disposition of such action or proceeding promptly upon receipt by it of an undertaking by or on behalf of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied on it in serving or continuing to serve as a director or officer as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

          Section 721 of the New York Business Corporation Law (the “B.C.L.”) provides that no indemnification may be made to or on behalf of any director or officer of the Registrant if “a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.”

          The rights granted under section 6.6 of the By-laws are in addition to, and are not exclusive of, any other rights to indemnification and expenses to which any director or officer may otherwise be entitled. Under the B.C.L., a New York corporation may indemnify any director or officer who is made, or threatened to be made, a party to an action by or in the right of such corporation against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that a court determines that the director or officer is fairly and reasonably entitled to indemnity (B.C.L. Section 722(c)). A corporation may also indemnify directors and officers who are parties to other actions or proceedings (including actions or proceedings by or in the right of any other corporation or other enterprise which the director or officer served at the request of the corporation) against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such actions or proceedings, or any appeal therein, provided the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation (or in the case of service to another corporation or other enterprise at the request of such corporation, not opposed to the best interests of such corporation) and, in criminal cases, that he also had no reasonable cause to believe that his conduct was unlawful (B.C.L. Section 722(a)). Any indemnification under Section 722 may be made only if authorized in the specific case by disinterested directors, or by the board of directors upon the opinion in writing of independent legal counsel that indemnification is proper, or by the shareholders (B.C.L. Section 723(b)), but even without such authorization, a court may order indemnification in certain circumstances (B.C.L. Section 724). Further, any director or officer who is “successful, on the merits or otherwise,” in the defense of an action or proceeding is entitled to indemnification as a matter of right (B.C.L. Section 723(a)).

          A New York corporation may generally purchase insurance, consistent with the limitation of New York insurance law and regulatory supervision, to indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of the B.C.L., so long as no final adjudication has established that the directors’ or officers’ acts of active and deliberate dishonesty were material to the cause of action so adjudicated or that the directors or officers personally gained in fact a financial profit or other advantage (B.C.L. Section 726).

          The Registrant’s directors and officers are currently covered as insureds under directors’ and officers’ liability insurance. Such insurance, subject to annual renewal and certain rights of the insurer to terminate, provides coverage for directors and officers of the Registrant and its subsidiaries against claims made during the policy period relating to certain civil liabilities, including liabilities under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3(i) of the Registrant’s Current Report on Form 8-K dated February 12, 2001)

4.2	By-laws of the Registrant, effective November 6, 2003 (incorporated herein by reference to Exhibit 3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 4, 2003, filed with the Commission on November 14, 2003)

5.1	Opinion of David R. Birk, Esq., Senior Vice President and General Counsel of Avnet, Inc.

10.1	Amended and Restated Avnet, Inc. 2003 Stock Compensation Plan

23.1	Consent of David R. Birk, Esq. (contained in Exhibit 5.1)

23.2	Consent of KPMG LLP

23.3	Consent of Grant Thornton LLP

23.4	Notice Regarding Consent of Arthur Andersen LLP

24.1	Powers of Attorney

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on January 21, 2004.

AVNET, INC.

By:	/s/ Raymond Sadowski

Name:	Raymond Sadowski
Title:	Senior Vice President and Chief Financial Officer

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on January 21, 2004, by the following persons in the capacities indicated:

Signature	Title

*	Chairman of the Board, Chief Executive Officer and Director
Roy Vallee

*	Director
Eleanor Baum

*	Director
J. Veronica Biggins

*	Director
Lawrence W. Clarkson

*	Director
Ehud Houminer

*	Director
James A. Lawrence

*	Director
Ray M. Robinson

*	Director
Frederic Salerno

*	Director
Gary L. Tooker

Signature		Title

/s/ Raymond Sadowski		Senior Vice President and Chief Financial Officer
Raymond Sadowski

/s/ John F. Cole		Controller and Chief Accounting Officer
John F. Cole

*By:	/s/ Raymond Sadowski

Raymond Sadowski Attorney-in-Fact

EXHIBIT INDEX

Sequentially
Exhibit No.	Description	Numbered Page

4.1	Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3(i) of the Registrant’s Current Report on Form 8-K dated February 12, 2001)	N/A

4.2	By-laws of the Registrant, effective November 6, 2003 (incorporated herein by reference to Exhibit 3 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 4, 2003, filed with the Commission on November 14, 2003)	N/A

5.1	Opinion of David R. Birk, Esq., Senior Vice President and General Counsel of Avnet, Inc.	10

10.1	Amended and Restated Avnet, Inc. 2003 Stock Compensation Plan	—

23.1	Consent of David R. Birk, Esq. (contained in Exhibit 5.1)	—

23.2	Consent of KPMG LLP	—

23.3	Consent of Grant Thornton LLP	—

23.4	Notice Regarding Consent of Arthur Andersen LLP	—

24.1	Powers of Attorney	—